Exhibit 10.2

Execution Version
TRANSITION AGREEMENT AND RELEASE OF CLAIMS

This Transition Agreement and Release of Claims (this “Release”) is entered into between Kevin Jones (“Executive”) and Rackspace Technology, Inc. (“Rackspace”) (together with its subsidiaries and affiliates, the “Company” and together with Executive, the “Parties”). The Parties agree that Executive’s last day as Chief Executive Officer of the Company was September 23, 2022 (the “Transition Date”) and that Executive will continue serving the Company as an employee through October 30, 2022 (the “Termination Date”), at which point the Company will terminate Executive’s employment with the Company without Cause (as defined in the certain employment agreement dated March 13, 2019 and amended as of April 1, 2021 between the Company and Executive, the “Employment Agreement”) pursuant to Section 4(a)(iv) of the Employment Agreement. As of the Transition Date, Executive no longer serves on the Board of Directors of the Company (the “Board”), and Executive acknowledges his resignation from the Board.

1. Release of Claims

In partial consideration of the payments and benefits described in this Release, to which Executive agrees that Executive is not entitled until and unless Executive executes and lets become effective this Release and the Reaffirmation Release (as defined below) in accordance with the terms hereof, Executive, for and on behalf of himself and his heirs, successors and assigns, subject to the last sentence of this Section 1, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders, parents, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns, (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising out of Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local or foreign laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. Executive further agrees that this Agreement may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by Executive, Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, Executive acknowledges that Executive intends to waive and release any rights known or unknown that Executive may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to (i) any rights he may have to the severance payments or benefits set forth in Section 2 below, (ii) rights to any vested benefits under the Company’s employee benefit plans, (iii) any existing rights to indemnification protection that is otherwise provided to Executive by the Company or (iv) rights that cannot be released as a matter of law, (collectively, the “Unreleased Claims”).

2. Separation Payments and Benefits.
The Accrued Obligations (as defined in the Employment Agreement) will have been paid to Executive by the Company on or promptly following the Termination Date. Subject to this Release and the Reaffirmation Release becoming effective and Executive’s continued compliance with any restrictive covenants that Executive is subject to in favor of the Company, including, without limitation, the covenants included in Sections 6 and 7 of the Employment Agreement (the

“Covenants”), Executive will become entitled to the payments and benefits described in this Section 2, which fully supersede any severance payments or benefits under the Employment Agreement or under any other Company plan, agreement or policy.

a.Cash Severance and Benefits. Consistent with Section 5 of the Employment Agreement, Executive will be entitled to the following payments and benefits following a termination without Cause.

i.The Company will pay Executive his annual base salary ($930,000) in accordance with the Company’s customary payroll practices during the period beginning on the Termination Date and ending on the earlier to occur of (A) the twelve (12) month anniversary of the Termination Date and (B) the first date that Executive breaches any of the Covenants.

ii.The Company will pay Executive an amount equal to his lump-sum target bonus ($1,395,000) payable within sixty (60) days following the Termination Date. For the avoidance of doubt, Executive will forfeit Executive’s 2022 annual bonus opportunity in exchange for no compensation.

iii.If timely elected by Executive under the Company’s health and welfare plans, the Company will pay Executive any COBRA premiums from the Termination Date until the earlier of (x) the twelve (12) month anniversary of the Termination Date and (y) the first date that Executive is no longer eligible for COBRA.

provided, however, the installment payments payable pursuant to this Section 2 shall commence on the first payroll period following Executive’s execution and non-revocation of this Release and the Reaffirmation Release pursuant to Section 5 below.

b.RSU Grant. The Company will grant Executive an award of restricted stock units (“RSUs”) of the Company’s common stock, par value $.01 per share (“Common Stock”), prior to the Termination Date (such date, the “RSU Grant Date”). The number of RSUs issued pursuant to this Section 2(b) shall be determined by dividing $1,162,500 by a 60-trading day volume weighted average price of the Company’s NASDAQ-traded Common Stock immediately prior to the RSU Grant Date. The RSUs issued pursuant to this Section 2(b) shall vest and be delivered on the eighteen (18) month anniversary of the Termination Date, subject to Executive (x) not having breached any of the Covenants prior to the eighteen (18) month anniversary of the Termination Date and (y) executing and not revoking the Reaffirmation Release.

c.Existing Equity Treatment; Vesting of Certain RSUs and Options. Executive will immediately and fully vest into (i) 516,906 RSUs (representing approximately half of the unvested RSUs outstanding under each of Executive’s time-based March 16, 2021 and August 19, 2021 RSU award grants) and (ii) in satisfaction of any vesting obligations as a result of termination of employment under Executive’s April 22, 2019 option grant, 67,510 time-based Rackspace stock options, with each individual stock option having an exercise price of $12.88, in each case, on the date that the Reaffirmation Release becomes effective. All of Executive’s other outstanding unvested equity awards will be forfeited for no consideration as of the Termination Date, other than for unvested Rackspace stock options which will remain outstanding (but not subject to any further time-based vesting) for ninety (90) days following the Termination Date in accordance with the terms of Executive’s stock option award dated as of April 22, 2019, as amended as of July 2020, and at the end of such 90-day period, shall be forfeited, and any outstanding vested stock options will remain exercisable for ninety (90) days following the Termination Date, and at the end such 90-day period, shall be forfeited.

d.Lease Payments and Breakage Fees. With respect to that lease contract associated with the Apartment Lease Contract dated June 29, 2022, between Executive and Cellars Residential, LLC (the “Lease”), the Company agrees that it will reimburse Executive on an after-tax basis for any and all lease breakage fees incurred in connection with terminating the lease, not to exceed twenty seven thousand nine hundred dollars ($27,900). Any eligible reimbursements shall be subject to Executive presenting appropriate documentation to the Company in accordance with the Company’s expense reimbursement policies and procedures.

e.Relocation Reimbursement. The Company agrees it shall reimburse Executive on an after-tax basis for Executive’s out-of-pocket reasonable relocation expenses incurred, up to a maximum of ten thousand dollars ($10,000).

f.Legal Fees. The Company agrees it shall reimburse Executive for Executive’s legal fees incurred in connection with preparation of this Release, up to a maximum of ten thousand dollars ($10,000).

g.Payment Timing; Section 409A. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree and acknowledge that Section 10 of the Employment Agreement is hereby incorporated by reference and that any payments or benefits owed to Executive pursuant to this Section 2 are intended to be made in a manner that is either (i) exempt from Section 409A of the Code (“Section 409A”) or (ii) compliant with Section 409A.

3. Proceedings

Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

4. Time to Consider

Executive acknowledges that Executive has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

5. Revocation and Reaffirmation Release

a.Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive set forth in this Release until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event this Release shall become effective and the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of this Release. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

b.Executive further acknowledges that the payments and benefits set forth in Section 2 are subject to, in addition to any other requirements set forth herein, Executive executing and not revoking the Reaffirmation Release set forth as Exhibit A hereto (the “Reaffirmation Release”) on or after the Termination Date and within the time period specified in Exhibit A.

6. No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

7. General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

8. Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles.

9. Acknowledgments

Executive acknowledges that Executive (i) has not breached any of the Covenants, (ii) understands that Executive remains subject to the cooperation covenant section forth in Section 9 of the Employment Agreement and (iii) has read and understands the contents of this Release and affirms that no representations other than those contained herein have been made to induce or influence Executive’s execution of the Release, and that Executive executes this Release knowingly and voluntarily and upon independent advice of Executive’s own choosing.

IN WITNESS WHEREOF, this Release has been executed and delivered as of the date written below.

September 27, 2022	/s/ Kevin Jones
DATE	Kevin Jones

September 27, 2022	/s/ Holly Windham
DATE	Rackspace Technology, Inc
By: Holly Windham
Its: Executive Vice President

Exhibit A
REAFFIRMATION RELEASE

Kevin Jones (“Executive”) has confirmed my understanding and agreement to the commitments set forth in that certain Release between Executive and Rackspace Technology, Inc. (together with its subsidiaries and affiliates, the “Company”) dated as of September 27, 2022 (the “Agreement”) as of the date of my execution. This page represents my reaffirmation of the commitments set forth in Section 1 of the Agreement as of the date hereof, and Executive hereby agrees that the general release of claims pursuant to Section 1 of the Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date hereof.

(a)Consideration Period. Executive acknowledges that Executive has 21 days following the date of Executive’s separation from the Company to consider the terms and conditions of this Reaffirmation Release, and to decide whether to sign and enter into this Reaffirmation Release. In the event that Executive elects to sign this Reaffirmation Release prior to the expiration of the 21-day period, Executive acknowledges that in doing so Executive will voluntarily waive any remaining consideration period. Executive understands and agrees that any changes to the initially drafted terms of this Reaffirmation Release are not material and shall not restart the running of this period.

(b)7-Day Revocation Period. Executive has seven (7) days after Executive’s execution of this Reaffirmation Release to revoke Executive’s acceptance of it (the “Revocation Period”). Any such revocation must be made in writing to Holly Windham. Each of Executive and the Company acknowledge and agree that this Reaffirmation Release is neither effective nor enforceable and the Company is not obligated to perform the promises contained herein or in the Agreement in the event that the Reaffirmation Release is revoked or until expiration of the seven (7) day revocation period.

Executive ratifies and reaffirms the commitments set forth in the Agreement and the release included in Section 1 of the Agreement:

Kevin Jones

Dated: